Exhibit 99.2

OP Bancorp Announces a Four-Year Extension of Chief Executive Officer’s Employment Term

LOS ANGELES, September 30, 2020 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), announced today that the employment term of Ms. Min J. Kim, President and Chief Executive Officer of the Company, will be extended from December 31, 2020 to December 31, 2024.

“The four-year extension of my employment term should provide additional stability for the Company to enable it to achieve its objectives, while at the same time signaling that stability to our customers, employees and the communities we serve,” said Ms. Kim.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California, and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com